Exhibit 99.1

News Release

Contact:	Jack O’Connell (Seabulk International, Inc.), 954.627.6386 Randall Blank (SEACOR Holdings Inc.), 212.307.6633

SEABULK INTERNATIONAL AND SEACOR HOLDINGS ANNOUNCE COMPLETION OF MERGER

Fort Lauderdale, FL and New York, NY, July 1, 2005 –Seabulk International, Inc. and SEACOR Holdings Inc. (NYSE: CKH) today announced that the merger of Seabulk with a wholly owned subsidiary of SEACOR has been completed.

     Under the terms of the merger, Seabulk’s stockholders will receive 0.2694 of a share of SEACOR common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. Based on SEACOR’s closing price of $64.30 on June 30, 2005, Seabulk stockholders will receive approximately $21.32 in SEACOR stock and cash for each share of Seabulk. Seabulk stock ceased trading at the close of business on June 30, 2005.

     Seabulk will now operate as a wholly owned subsidiary of SEACOR.

About SEACOR

     SEACOR and its subsidiaries are engaged in the operation of a diversified fleet of offshore support vessels that service oil and gas exploration and development activities in the U.S. Gulf of Mexico, the North Sea, West Africa, Asia, Latin America and other international regions. Other business activities primarily include Environmental Services, Inland River Services, and Aviation Services. Visit SEACOR on the Web at www.seacorholdings.com.

About Seabulk

     With a fleet of 144 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. Seabulk provides benchmark quality service to its customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit Seabulk on the Web at www.seabulkinternational.com.

Forward-Looking Information

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of SEACOR’s and Seabulk’s respective managements and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the relevant forward-looking statements. Additional factors that could cause SEACOR’s results to differ materially from those described in the forward-looking statements can be found in SEACOR’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004. Additional factors that could cause Seabulk’s results to differ materially from those described in the forward-looking statements can be found in Seabulk’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004. The companies disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the companies’ expectations or any change in events, conditions or circumstances on which any such statements are based.

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